The Shareholders and Board of Directors
Beta Oil & Gas, Inc. (a Development Stage Enterprise)

We have audited the accompanying balance sheet of Beta Oil & Gas, Inc. (a Development Stage Enterprise) as of December 31, 1997 and the related statements of operations, shareholders' equity, and cash flows for the period from inception (June 6, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beta Oil & Gas, Inc. (a Development Stage Enterprise) as of December 31, 1997 and the results of its operations and its cash flows for the period from inception (June 6, 1997) to December 31m 1997.

/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
April 10, 1998